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                                                 Exhibit D-7

                           BEFORE

           THE PUBLIC UTILITIES COMMISSION OF OHIO


In the Matter of the Application of          )
The Monongahela Power Company                )    Case No. 97-803-EL-AIS
For Authority to Issue and Sell Debt         )
Securities                                   )


FINDING AND ORDER

The Commission finds:

(1)   Applicant, Monongahela Power Company, is an Ohio
     Corporation and a public utility as defined in Section
     4905.02, Revised Code, and is subject to the jurisdiction of this Commission.

(2)  This Application, as amended (collectively, the
     "Application"), is filed under the provisions of Sections 4905.40 and 4905.41, Revised Code.

(3) Applicant proposes to issue and sell, from time to time, in one or more series, through December 31, 2002, up to $200 million aggregate principal amount of secured or unsecured medium term notes, debentures, first mortgage bonds, or other debt securities, or a combination thereof (collectively, the "Debt Securities"), pursuant to the terms and conditions as set forth in the Application and Exhibits.

(4) The proceeds from the Debt Securities will be used for the redemption of a portion of Applicant's outstanding debt securities and preferred stock, repayment of short-term debt, to finance its construction program and for other general corporate purposes, all pursuant to Section 4905.40, Revised Code.

(5) The maximum amount of the Debt Securities, their probably costs, price to Applicant, and other terms thereof, do not appear to be unjust or unreasonable.

(6) The effect of the issuance of the Debt Securities on Applicant's revenue requirements will be considered in the determination of required revenues in rate proceedings in which all factors affecting rates are taken into account according to law.

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(7)  Applicant is requesting authorization to issue the Debt
     Securities through December 31, 2001. However, the Commission is of the opinion that the authorization should be limited to a time period ending August 31, 1998, for the following reasons: (1) uncertainty of interest rates beyond a 12-month period, and (2) difficulty in predicting financial market conditions over a larger time period.

(8) (8) Based on the information contained in the Application and Exhibits thereto, and other documentary information to which the Commission has access, the purposes to which the proceeds from the Debt Securities shall be applied appear to be reasonably required by Applicant to meet its present and prospective obligations to provide utility service and the Commission is satisfied that consent and authority should be should be granted.



It is, therefore,

     ORDERED, That Applicant is authorized to issue or sell, from time to time, in one or more series, through August 31, 1998, up to $200 million aggregate principal amount of secured or unsecured medium term notes, debentures, first mortgage bonds, or other debt securities, or a combination thereof, pursuant to the terms and conditions as set forth in the Application and Exhibits. It is further,

     ORDERED, That the proceeds from the sale of the Debt
Securities shall be used for the purposes set forth in this Order and otherwise pursuant to the provisions of Section
4905.40, Revised Code.  It is, further,

     ORDERED, That after any of the Debt Securities authorized by this Order are issued and sold, the Applicant shall report to this Commission the terms and full particulars regarding each sale of the Debt Securities. In lieu of above, Applicant may submit a copy of each prospectus as filed with the Securities and Exchange
Commission setting forth such information.  It is further,

     ORDERED, That Applicant shall account for the Debt
Securities as prescribed by the Federal Energy Regulatory
Commission Uniform System of Accounts as currently in effect. It is, further,

     ORDERED, That nothing in this Order shall be construed to imply any guaranty, obligation or endorsement of the Debt
Securities or the associated interest thereon, on the part of the State of Ohio. It is, further,

     ORDERED, That nothing in this Order shall be construed to imply any guaranty or obligation by the Commission to assure completion of any specific construction project of the Applicant. It is, further,


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     ORDERED, That nothing in this Order shall be deemed to
be binding upon this Commission in any future proceeding or investigation involving the justness or reasonableness of any rate, charge, rule or regulation. It is, further,

     ORDERED, That a copy of this Order be served upon all parties of record.

           THE PUBLIC UTILITIES COMMISSION OF OHIO


                     /s/ Craig A. Glazer
                  Craig A. Glazer, Chairman


/s/ Jolynn Barry Butler                      /s/ Ronda Hartman Fergus
     Jolynn Barry Butler                          Ronda Hartman Fergus


/s/ David W. Johnson                              /s/ Judith A. Jones
     David W. Johnson                                 Judith A. Jones

SEJ:dj
                   Entered in the Journal
                         Aug 27 1997
                         A True Copy
                    /s/ Gary L. Vigorito
                      Gary L. Vigorito
                          Secretary